Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Myovant Sciences Ltd.:

(1)	Registration Statement (Form S-8 No. 333-218057) pertaining to the 2016 Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-228277) pertaining to the 2016 Equity Incentive Plan, and

(3)	Registration Statement (Form S-3 No. 333-221526);

of our reports dated May 24, 2019, with respect to the consolidated financial statements of Myovant Sciences Ltd. and the effectiveness of internal control over financial reporting of Myovant Sciences Ltd. included in this Annual Report (Form 10-K) of Myovant Sciences Ltd. for the year ended March 31, 2019.

/s/ Ernst & Young LLP

Iselin, New Jersey
May 24, 2019